Exhibit 99.1

Acrivon Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights

Maturing data from the ongoing registrational intent Phase 2b ACR-368 study showed a confirmed overall response rate (cORR) of 52% in serous endometrial cancer (EC)

Late-breaking oral presentation and corporate KOL panel at ESGO 2026 highlighted strong ACR-368 data in serous EC, a high unmet need subtype responsible for ~50% of EC mortality

Initiated Arm 3 (ACR-368 + ultra low-dose gemcitabine) and adding Arm 4 (ACR-368) Phase 2b cohorts in all-comer (biopsy-independent) serous EC subjects

Initial Phase 1 ACR-2316 data in AP3-prioritized solid tumor types showed favorable tolerability and promising clinical activity, notably in heavily pre-treated lung cancer subjects

Cash, cash equivalents and marketable securities of $118.6 million as of December 31, 2025, expected to fund operations into the second quarter of 2027

WATERTOWN, Massachusetts, March 19, 2026 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform deployed for rational drug design and predictive clinical development, today reported financial results for the fourth quarter and full year ended December 31, 2025 and reviewed recent business highlights.

“It’s an exciting time for the company as we build on strong maturing data and clinical momentum,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president, and founder of Acrivon. “Our compelling data from ACR-368 in EC was well received at the ESGO Congress, reinforced by powerful commentary from world-renowned key opinion leaders at our live webcast, after the late-breaking oral presentation by Dr. Konstantinopoulos from the Dana- Farber Cancer Institute. Serous EC represents a particularly significant unmet need with a mortality rate resulting in 40-50% of all EC deaths. Through our rapidly maturing data, we are strategically generating multiple opportunities towards potential registration for ACR-368, including our announcement today of a fourth arm to our study to investigate ACR-368 monotherapy in biomarker-unselected serous EC subjects. Elsewhere in our pipeline, ACR-2316 has already shown promising clinical activity in lung cancer, underscoring the potential of its differentiated mechanism of action. Finally, we continue to build our pipeline with our next development candidate, ACR-6840, and new programs, reflecting our sustained AP3-driven innovation and commitment to long-term value creation.”

Recent Highlights

ACR-368: CHK1 / CHK2 Inhibitor

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Clinical data from the ongoing, registrational-intent ACR-368 Phase 2b trial was presented in a late-breaking oral presentation at the European Society of Gynecological Oncology (ESGO) Annual Congress by Dr. Panagiotis (Panos) Konstantinopoulos, M.D., Ph.D., from the Dana-Farber Cancer Institute
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Consistent with higher BM levels in serous versus non-serous EC, an interim analysis across both OncoSignature-positive (BM+) and BM- serous EC subjects showed a cORR of 52% (N = 23) versus 22% (N = 37) in non-serous EC subjects; all subjects in this analysis received up to two prior lines of therapy (LoT), including chemotherapy and anti-PD-1
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Based on this, Arm 3 was initiated in late 2025 to generate prospective data of ACR-368 with ULDG sensitization in all-comer (no pre-treatment biopsy or biomarker stratification) serous EC subjects with ≤2 prior LoT and is actively enrolling and dosing patients in the US, with 4 major EU countries on track to be activated by end of Q1 further accelerating enrollment through the addition of more than 20 EU sites
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Following Dr. Konstantinopoulos’ presentation, the company hosted a KOL panel at ESGO, during which KOL experts expressed strong enthusiasm for ACR-368 and discussed the promising clinical data, emphasizing the high unmet need and potential impact for patients suffering from serous EC.
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Building on promising clinical data and observed biomarker upregulation in serous EC, the company announced today that it plans to initiate a fourth cohort (Arm 4) in the ongoing ACR-368 Phase 2b study in the first half of 2026. This arm will enroll all-comer (BM-unselected) serous EC subjects, similar to Arm 3, but subjects will be treated with ACR-368 monotherapy and otherwise identical inclusion criteria to Arm 3.
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Company also announced today that it has completed the exploratory Arm 2 of the study which treated BM- EC subjects with ≤3 prior LoT using ACR-368 with ULDG sensitization. Objectives of this arm were achieved, supporting that ULDG may contribute to ACR-368 efficacy in BM- subjects with a favorable tolerability profile.

ACR-2316: WEE1 / PKMYT1 Inhibitor

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Initial data from the Phase 1 monotherapy dose-escalation trial showed a favorable tolerability profile and demonstrated clinical activity with tumor shrinkage, notably including partial responses and strong disease control in small cell lung cancer (SCLC) and squamous non-small cell lung cancer (NSCLC), tumor types predicted sensitive by AP3 not previously shown sensitive to WEE1 or PKMYT1 inhibitors in development

ACR-6840: Oral CDK11 Inhibitor

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Nominated as internally-discovered development candidate from company’s AP3-driven cell cycle program

Strengthened Precision Medicine Therapeutics Capabilities

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Launched wholly-owned and operated Clinical Laboratory Improvement Amendment (CLIA) certified laboratory with full license to conduct patient sample testing and develop companion diagnostics

Anticipated Upcoming Milestones

ACR-368 Ongoing Registrational-Intent Phase 2b Study

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Achieve CTA approval in EU for the ongoing (US) registrational intent serous EC all-comer Arm 3 (ACR-368 + ULDG) by Q1 2026
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Initial clinical data from Arm 3 and additional update on Arm 1 of the ACR-368 Phase 2b trial in mid-2026
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Initiate enrollment for the registrational intent serous EC all-comer Arm 4 (ACR-368) in the US in first half of 2026
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Achieve readiness for Phase 3 confirmatory trial for ACR-368 in combination with PD-1 therapy by mid-2026
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Complete enrollment (up to N = 90 subjects) in the registrational intent serous EC all-comer Arm 3 (ACR-368 + ULDG) in Q4 2026

Broader Pipeline

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Additional ACR-2316 Phase 1 clinical data for weekly and bi-weekly dosing regimens and transition into dose expansion in AP3-identified tumor types in 2026
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Submit IND filing to the FDA for ACR-6840 in Q4 2026
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Initiate additional internal programs utilizing the AP3 platform in 2026

Fourth Quarter and Full Year 2025 Financial Results

Net loss for the quarter and full year ended December 31, 2025 was $19.0 million and $77.9 million, respectively. This compares to a net loss of $22.8 million and $80.6 million, respectively for the same periods in 2024.

Research and development expenses were $14.7 million for the quarter ended December 31, 2025, and $60.0 million for the full year 2025, compared to $18.6 million and $64.0 million, respectively, for the same periods in 2024. The difference was significantly driven by fewer milestones scheduled and incurred in the current period, as well as the prioritization of endometrial cancer in the ACR-368 clinical trial.

General and administrative expenses were $5.4 million for the quarter ended December 31, 2025, and $24.1 million for the full year 2025, compared to $6.3 million and $25.2 million, respectively, for the same periods in 2024. The difference was primarily due to a decrease in personnel costs, inclusive of non-cash stock compensation expense.

As of December 31, 2025, the company had cash, cash equivalents and investments of $118.6 million, which is expected to fund operating expenses and capital expenditure requirements into the second quarter of 2027.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The Generative Phosphoproteomics AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery, and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for endometrial cancer. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with endometrial cancer. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary Generative Phosphoproteomics AP3 platform for developing its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as observed in preclinical studies against benchmark inhibitors. The Phase 1 trial of ACR-2316 is advancing, with weekly dosing regimens established. Initial data has shown a favorable tolerability profile limited to transient, mechanism-based hematological adverse events, predominantly neutropenia and initial clinical activity across AP3-selected solid tumor types, including PRs in endometrial cancer, as well as SCLC and sqNSCLC, two tumor types which have not shown sensitivity to other clinical WEE1 or PKMYT1 inhibitors currently in development. In addition, the company is advancing ACR-6840, an internally discovered development candidate targeting CDK11.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$14,746	$18,630	$59,990	$63,992
General and administrative	5,370	6,324	24,124	25,207
Total operating expenses	20,116	24,954	84,114	89,199
Loss from operations	(20,116)	(24,954)	(84,114)	(89,199)
Other income (expense), net:
Interest income	1,247	2,363	6,479	9,201
Other expense, net	(116)	(240)	(270)	(558)
Total other income, net	1,131	2,123	6,209	8,643
Net loss	$(18,985)	$(22,831)	$(77,905)	$(80,556)
Net loss per share - basic and diluted	$(0.49)	$(0.60)	$(2.02)	$(2.38)
Weighted-average common stock outstanding - basic and diluted	38,660,626	38,242,412	38,509,281	33,791,817
Comprehensive loss:
Net loss	$(18,985)	$(22,831)	$(77,905)	$(80,556)
Other comprehensive income (loss):
Unrealized (loss) gain on available-for-sale investments, net of tax	(1)	(335)	(336)	530
Comprehensive loss	$(18,986)	$(23,166)	$(78,241)	$(80,026)

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (in thousands)

	December 31,
	2025	2024
Assets
Cash and cash equivalents	$41,499	$39,818
Investments	77,083	144,751
Other assets	11,135	12,019
Total assets	$129,717	$196,588
Liabilities and Stockholders' Equity
Liabilities	$17,201	$19,802
Stockholders' Equity	112,516	176,786
Total Liabilities and Stockholders' Equity	$129,717	$196,588